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                                                                      EXHIBIT 14

                             CODE OF BUSINESS ETHICS

                         "Integrity is the Bottom Line."

This Code of Business Ethics describes the standards of business conduct required of all Quest Diagnostics employees, executive officers and directors. This Code reflects our Company's Vision and Values. No code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, but this Code serves to help us focus on key areas of ethical risk, provide guidance on appropriate behavior, and continue to foster the culture of honesty and accountability which is evident throughout Quest Diagnostics.

Each employee, officer and director has a personal responsibility to ensure that his or her actions abide by the letter and the spirit of this Code. Management must instill a culture in which compliance with the Company's policies and all applicable laws is at the core of all the Company's business activities.

The policies set forth in this Code are supported by the specific and detailed policies and practices contained in the Company's Employee Handbook, Integrity Commitment, Compliance Policy Handbook and Standard Operating Procedures (SOPs).

                                 KEY PRINCIPLES

CONFIDENTIALITY     Quest Diagnostics employees, officers and directors must
                    respect and maintain the confidentiality of confidential information regarding the Company, its services, customers and patients.

                    Officers, directors and employees must maintain the confidentiality of information entrusted to them by the Company, customers or patients of the Company, except when disclosure is authorized or legally permitted or mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Equally important is safeguarding the confidentiality of the personal information entrusted to us by patients. The obligation to safeguard confidential information continues after employment or board service with the Company ends.

NO CONFLICT OF      Quest Diagnostics employees, officers and directors must
INTEREST            avoid any conflicts of interest that could inhibit their
                    ability to act or make decisions in the best interests of the Company.

                    A "conflict of interest" exists when a person's private interest interferes in any way, or even appears to interfere, with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has personal, financial or other interests that may interfere with his or her ability to perform any of his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. An employee who is in any doubt as to whether a conflict of interest exists or would exist in a particular situation should check in advance with the Legal and Compliance Department. No person may engage in an activity that involves a conflict of interest, except with the specific prior approval in writing of the Legal and Compliance Department.

                    Every employee, officer and director who is aware of any activity, financial interest or relationship that may present a possible conflict of interest must report the potential conflict of interest as described in the compliance policy "Duty to Report."





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                                             [INTEGRITY IS THE BOTTOM LINE LOGO]


  CORPORATE         Quest Diagnostics employees, officers and directors may not
OPPORTUNITIES       use corporate  property, information or position for
                    personal gain.

                    Employees, officers and directors are prohibited from competing with Quest Diagnostics and owe a duty to the Company to advance the Company's interests to the best of their abilities. Employees, officers and directors who are aware of an opportunity that is generally in the scope of the Company's business must present that opportunity to the Company.

 PROTECTION OF      Quest Diagnostics employees, officers and directors must
COMPANY ASSETS      protect the Company's assets and ensure they are used only for legitimate business purposes.

                    Theft, carelessness and waste have a direct impact on the Company's profitability. Employees, officers and directors are responsible for ensuring that the Company's assets are utilized efficiently and appropriately.

  FAIR DEALING      Quest Diagnostics employees, officers and directors must
                    deal fairly with other employees, customers, patients, vendors and competitors.

                    No person may take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of facts or any other unfair-dealing practice.

COMPLIANCE WITH     Quest Diagnostics employees, officers and directors must
LAWS, RULES AND     abide by all applicable laws, rules and regulations.
  REGULATIONS
                    The Company actively promotes compliance with all laws, rules and regulations, including insider-trading laws.
                    Employees must comply with the applicable laws of the country in which they operate. Noncompliance is unethical, illegal and in conflict with the Company's values and commitment to integrity. Violations will be dealt with decisively.

 FAIR AND TIMELY    The Company's Chief Executive Officer and Senior
  DISCLOSURE IN     Financial Officers are responsible for ensuring
 PUBLIC REPORTING   that the Company's financial statements, public reports or
AND COMMUNICATIONS  communications contain disclosure that is full, fair, accurate, timely and understandable

                    The Company's Chief Executive Officer and Senior Financial Officers, together with certain other employees designated by the Chief Financial Officer, are responsible for establishing and maintaining effective disclosure controls and procedures and internal controls and procedures for financial reporting. Every employee who is aware of any potential inaccuracy in the Company's disclosures must report the potential inaccuracy as described in the Company policy "Duty to Report."



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                                             [INTEGRITY IS THE BOTTOM LINE LOGO]


DUTY TO REPORT      Quest Diagnostics employees, officers and directors who have knowledge that an applicable law, regulation, policy or ethical guideline has been, or may be violated must promptly report such information to an appropriate person within the Company.

                    The Company actively promotes honest and ethical behavior in all its business activities. The Company has an "open-door" policy and employees are encouraged to report potential violations to their supervisors, any member of management, a Compliance Officer, the Legal and Compliance Department, the Human Resources Department, the local or Corporate Compliance Team or through the Company Hotline (CHEQline) at
                    1.800.650.9502. Employees are also encouraged to speak to their supervisors or other appropriate personnel, including the Legal and Compliance Department, at any time if there is any doubt about the best course of action in a particular situation. No employee will suffer any penalty or retribution for reporting suspected misconduct or noncompliance or will be subject to adverse consequences as a result of making the report.

                    Potential violations of this Code may also be reported to the Board of Directors through the Company's web site: www.questdiagnostics.com.

o   Violations of this Code

    The values and principles set forth in this Code are critically important to the Company and must be taken seriously by all of us. Accordingly, violations will lead to disciplinary action in accordance with the Company's policies. Such disciplinary action may include reprimand, reimbursement of any loss or damage suffered by the Company or termination of employment. Under certain circumstances, violation of this Code may also result in referral for civil action or criminal prosecution, or any other disciplinary action deemed appropriate by the Company.

o   Waivers of this Code

    Any waiver of this Code for executive officers (including Senior Financial Officers) or directors may be made only by the Board of Directors or a Board Committee and must be disclosed to shareholders as required by applicable law or stock exchange regulations.



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